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                                                                     Exhibit 5.1

May 24, 2000

Vitria Technology, Inc.
945 Stewart Drive
Sunnyvale, California 94086

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Vitria Technology, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 8,027,628 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1999 Equity Incentive Plan and 1998 Executive Incentive Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Plans, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the S-8 Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

Cooley Godward LLP

/s/ Eric C. Jensen

Eric C. Jensen